As filed with the Securities and Exchange Commission on July 18, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOST HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland	53-0085950
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(240) 744-1000

(Address of Principal Executive Offices)

HOST HOTELS & RESORTS, INC. AND HOST HOTELS & RESORTS, L.P.

EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Elizabeth A. Abdoo, Esq.

Executive Vice President, Secretary and General Counsel

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(Name and address of agent for service)

(240) 744-1000

(Telephone number, including area code, of agent for service)

Copies to:

Scott C. Herlihy, Esq.

Latham & Watkins LLP

555 11th Street, N.W. Suite 1000

Washington, DC 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	200,000 shares	$16.62	$3,324,000	$334.73

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may be issued under the Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. Employee Stock Purchase Plan as a result of a stock split, stock dividend or similar transaction.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices for the common stock as reported on the New York Stock Exchange on July 14, 2016.

EXPLANATORY NOTE

On May 12, 2016, the stockholders of Host Hotels & Resorts, Inc. (the “Company”) approved the Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. Employee Stock Purchase Plan, as amended and restated (the “Plan”), which increased the number of shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company reserved for issuance under the Plan by 200,000 shares. The purpose of this Registration Statement is to register the 200,000 additional shares of Common Stock reserved for issuance pursuant to Plan. The Common Stock registered hereunder is in addition to the 612,896 shares of Common Stock issued or issuable under the Plan and previously registered on the Company’s Registration Statements on Form S-8 filed on March 25, 1999 (Commission File No. 333-75059) and January 7, 2011 (Commission File No. 333-171607) (collectively, the “Prior Registration Statements”).

This Registration Statement is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E, the contents of the Prior Registration Statements are incorporated by reference and made a part of this Registration Statement except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (“SEC”) by the Company are incorporated herein by reference:

(a)	the Combined Annual Report of Host Hotels & Resorts, L.P. and the Company on Form 10-K for the fiscal year ended December 31, 2015 (including information specifically incorporated by reference from the Company’s Proxy Statement for its 2016 Annual Meeting of Stockholders);

(b)	the Combined Quarterly Report of Host Hotels & Resorts, L.P. and the Company on Form 10-Q for the quarterly period ended March 31, 2016;

(c)	the Combined Current Report of Host Hotels & Resorts, L.P. and the Company on Form 8-K filed on July 13, 2016;

(d)	the Current Reports of the Company on Form 8-K filed on April 18, 2016 and May 13, 2016; and

(e)	the description of the Company’s common stock included in the Registration Statement on Form 8-A, as amended, of HMC Merger Corporation, filed November 18, 1998 (as amended on December 28, 1998).

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement from the date of filing of such document.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or included in future filings, that are not deemed “filed” with the SEC.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Company’s charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (i) any present or former director or officer or (ii) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Company. The Company’s Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer of the Company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer or partner and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. The Company’s charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served as a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property, or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, the Company is required, as a condition to advancing expenses, to obtain (1) a written affirmation by the director, officer or employee of his or her good faith belief that he/she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met.

The Company has also entered into indemnification agreements with its directors and executive officers that obligate it to indemnify them to the maximum extent permitted under Maryland law. The agreements require the Company to indemnify the director or officer (the “indemnitee”) against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee in connection with a proceeding (other than one initiated by or on behalf of the Company) to which such person became subject by reason of his or her status as a present or former director or officer of the Company or any other corporation or enterprise for which such person is or was serving at the Company’s request. In addition, the indemnification agreement requires the Company to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee in connection with a proceeding that is brought by or on behalf of the Company. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

In addition, the indemnification agreement requires the Company to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by the Company of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good-faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of the Company.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.		Description

4.1	*	Composite Charter of Host Hotels & Resorts, Inc., dated July 18, 2016.

4.2	*	Amended and Restated Bylaws of Host Hotels & Resorts, Inc., effective May 24, 2016.

4.3		Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.7 to Host Marriott Corporation’s Amendment No. 4 to its Registration Statement on Form S-4 (SEC File No. 333-55807) filed on October 2, 1998).

5.1	*	Opinion of Venable LLP, as to the legality of the securities being registered.

23.1	*	Consent of Venable LLP (included in Exhibit 5.1).

23.2	*	Consent of KPMG LLP.

24.1	*	Power of Attorney (included in the signature page hereto).

99.1		Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. Employee Stock Purchase Plan (incorporated by reference to Appendix C of the Company’s Proxy Statement for its 2016 Annual Meeting of Stockholders filed with the Commission on April 4, 2016).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 18th day of July, 2016.

HOST HOTELS & RESORTS, INC.

By:	/s/ GREGORY J. LARSON
Name:	Gregory J. Larson
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Host Hotels & Resorts, Inc., do hereby constitute and appoint Elizabeth A. Abdoo and Gregory J. Larson, and each of them, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and agreements of the Securities and Exchange Commission, in connection with this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ W. EDWARD WALTER W. Edward Walter	President, Chief Executive Officer and Director (Principal Executive Officer)	July 18, 2016

/S/ GREGORY J. LARSON Gregory J. Larson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 18, 2016

/S/ BRIAN G. MACNAMARA Brian G. Macnamara	Senior Vice President, Corporate Controller (Principal Accounting Officer)	July 18, 2016

/S/ RICHARD E. MARRIOTT Richard E. Marriott	Chairman of the Board of Directors	July 18, 2016

/S/ MARY L. BAGLIVO Mary L. Baglivo	Director	July 18, 2016

/S/ SHEILA C. BAIR Sheila C. Bair	Director	July 18, 2016

Signature	Title	Date

/S/ TERENCE C. GOLDEN Terence C. Golden	Director	July 18, 2016

/S/ ANN MCLAUGHLIN KOROLOGOS Ann McLaughlin Korologos	Director	July 18, 2016

/S/ SANDEEP MATHRANI Sandeep Mathrani	Director	July 18, 2016

/S/ JOHN B. MORSE, JR. John B. Morse, Jr.	Director	July 18, 2016

/S/ WALTER C. RAKOWICH Walter C. Rakowich	Director	July 18, 2016

/S/ GORDON H. SMITH Gordon H. Smith	Director	July 18, 2016

Exhibit Index

Exhibit No.		Description

4.1	*	Composite Charter of Host Hotels & Resorts, Inc., dated July 18, 2016.

4.2	*	Amended and Restated Bylaws of Host Hotels & Resorts, Inc., effective May 24, 2016.

4.3		Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.7 to Host Marriott Corporation’s Amendment No. 4 to its Registration Statement on Form S-4 (SEC File No. 333-55807) filed on October 2, 1998).

5.1	*	Opinion of Venable LLP, as to the legality of the securities being registered.

23.1	*	Consent of Venable LLP (included in Exhibit 5.1).

23.2	*	Consent of KPMG LLP.

24.1	*	Power of Attorney (included in the signature page hereto).

99.1		Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. Employee Stock Purchase Plan (incorporated by reference to Appendix C of the Company’s Proxy Statement for its 2016 Annual Meeting of Stockholders filed with the Commission on April 4, 2016).

*	Filed herewith.